EXHIBIT 1.1

EMERSON EQUITY, LLC

FORM OF DEALER MANAGER AGREEMENT

________________, 2020

Emerson Equity, LLC

155 Bovet Road, Suite 725

San Mateo, California 94402

RE:	GWG HOLDINGS, INC.

Ladies and Gentlemen:

GWG Holdings, Inc. (the “Company”) is a Delaware corporation. The Company proposes to solicit Consents from the holders of its Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock, par value $0.01 per share (collectively, the “Preferred Stock”) to approve proposed amendments (the “Proposed Amendments”) to the Amended and Restated Certificate (the “Consent Solicitation”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given thereto in the Registration Statement, as defined below.

Upon the terms and subject to the conditions contained in this Dealer Manager Agreement (this “Agreement”), the Company hereby appoints Emerson Equity, LLC, a California limited liability company (the “Dealer Manager”), to act as the exclusive dealer manager for the Consent Solicitation, and the Dealer Manager desires to accept such engagement.

1.	Representations and Warranties of the Company. The Company hereby represents, warrants and agrees, as of the date of this Agreement and on each Effective Date (as defined below) as follows:

(a)	Registration Statement and Prospectus. In connection with the Consent Solicitation, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-239690) on Form S-4 in connection with the Consent Solicitation, as described in the registration statement. The Company is not issuing any additional Preferred Stock pursuant to the registration statement. However, as the Preferred Stock as amended by the Proposed Amendments will constitute the offer and sale of a “new” security for purposes of the federal securities laws (the “Exchangeable Redeemable Preferred Stock”), the Company is registering the offer and sale of the Exchangeable Redeemable Preferred Stock on the registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”). The registration statement on Form S-4 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission (the “Effective Date”), including the documents incorporated by reference are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that:

(i)	if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission; and

(ii)	if the prospectus filed by the Company pursuant to either Rule 424(b) or 424(c) of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or 424(c), as the case may be, from and after the date on which it shall have been filed. The term “preliminary Prospectus” as used herein shall mean a preliminary prospectus related to the Exchangeable Redeemable Preferred Stock as contemplated by Rule 430 or Rule 430A of the Securities Act Rules and Regulations included at any time as part of the Registration Statement. As used herein, the terms “Registration Statement,” “preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein.

As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

(b)	Compliance with the Securities Act. During the term of this Agreement:

(i)	the Registration Statement, the Prospectus and any amendments or supplements thereto have complied, and will comply, in all material respects with the Securities Act and the Securities Act Rules and Regulations;

(ii)	the Registration Statement does not, and any amendment thereto will not, in each case as of the applicable Effective Date, include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Prospectus does not, and any amendment or supplement thereto will not, as of the applicable filing date, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing provisions of this Section 1(b) will not extend to any statements contained in or omitted from the Registration Statement or the Prospectus that are based upon written information furnished to the Company by the Dealer Manager expressly for use in the Consent Solicitation; and

(iii)	the documents incorporated or deemed to be incorporated by reference in the Prospectus, at the time they are hereafter filed with the Commission, will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), and, when read together with the other information in the Prospectus, at the date of filing such documents, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)	Securities Matters. There has not been:

(i)	any request by the Commission for any further amendment to the Registration Statement or the Prospectus or for any additional information;

(ii)	any issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the Company’s knowledge, threat of any proceeding for that purpose; or

(iii)	any notification with respect to the suspension of the Consent Solicitation of the Exchangeable Redeemable Preferred Stock in any jurisdiction or any initiation or, to the Company’s knowledge, threat of any proceeding for such purpose.

The Company is in compliance in all material respects with all federal and state securities laws, rules and regulations applicable to it and its activities, including, without limitation, with respect to the Consent Solicitation.

(d)	Corporate Status and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Delaware Secretary of State, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(e)	Authorization of Agreement. This Agreement is duly and validly authorized, executed and delivered by or on behalf of the Company and, assuming the due authorization, execution and delivery of the same by the Dealer Manager, constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws or public policy.

(f)	Absence of Conflict or Default. The execution and delivery of this Agreement and the performance of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof, do not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under:

(i)	the Company’s or any of its subsidiaries’ charter, bylaws, or other organizational documents, as the case may be;

(ii)	any indenture, mortgage, deed of trust, voting trust agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their properties is bound except, for purposes of this clause (ii) only, for such conflicts, breaches or defaults that do not result in and could not reasonably be expected to result in, individually or in the aggregate, a Company MAE (as defined below); or

(iii)	any statute, rule or regulation or order of any court or other governmental agency or body having jurisdiction over the Company, any of its subsidiaries or any of their properties, except for such conflicts, breaches or defaults that do not result in and would not reasonably be expected to result in, individually or in the aggregate, a Company MAE).

No consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of this Agreement or for the consummation by the Company of any of the transactions contemplated hereby (except as have been obtained under the Securities Act, the Exchange Act, or as may be required under the Financial Industry Regulatory Authority (“FINRA”) or state securities or applicable blue sky laws in connection with the offer and sale of the Exchangeable Redeemable Preferred Stock or under the laws of states in which the Company may own real properties in connection with its qualification to transact business in such states or as may be required by subsequent events which may occur). Neither the Company nor any of its subsidiaries is in violation of its charter, bylaws or other organizational documents, as the case may be, that would reasonably be expected to result in a Company MAE.

As used in this Agreement, “Company MAE” means any event, circumstance, occurrence, fact, condition, change or effect, individually or in the aggregate, that is, or could reasonably be expected to be, materially adverse to (A) the condition, financial or otherwise, earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or (B) the ability of the Company to perform its obligations under this Agreement or the validity or enforceability of this Agreement or the Exchangeable Redeemable Preferred Stock. As used in this Agreement, “business prospects” excludes any development resulting from any event, circumstance, development, change or effect (1) in general economic or business conditions, (2) in financial or securities markets generally, or (3) generally affecting the business or industry in which the Company operates.

(g)	Actions or Proceedings. As of the initial Effective Date, there are no actions, suits or proceedings against, or investigations of, the Company or its subsidiaries pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal:

(i)	asserting the invalidity of this Agreement;

(ii)	seeking to prevent the Consent Solicitation or the consummation of any other transactions contemplated by this Agreement;

(iii)	that would reasonably be expected to materially and adversely affect the performance by the Company of its obligations under or the validity or enforceability of, this Agreement or the Consent Solicitation; or

(iv)	that would reasonably be expected to result in a Company MAE.

The Company promptly will give notice to the Dealer Manager of the occurrence of any action, suit, proceeding or investigation of the type referred to above arising or occurring on or after the initial Effective Date.

(h)	[Reserved.]

(i)	Sales Literature. Any supplemental sales literature or advertisement (including, without limitation any “broker-dealer use only” or institutional material), regardless of how labeled or described, used in addition to the Prospectus in connection with the Consent Solicitation which previously has been, or hereafter is, furnished or approved by the Company (collectively, “Approved Sales Literature”), shall, to the extent required, be filed with and approved by the appropriate securities agencies and bodies, provided that the Dealer Manager will make all FINRA filings, to the extent required. Any and all Approved Sales Literature, when used in connection with the Prospectus, did not or will not at the time provided for use include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)	[Reserved.]

(k)	Taxes. Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the Consent Solicitation have been or will be paid when due.

(l)	Investment Company. The Company is not, and the Consent Solicitation will not cause the Company to be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(m)	Tax Returns. The Company has filed or will file all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefor (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes, except those being contested in good faith, indicated by such tax returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

(n)	[Reserved.]

(o)	Independent Registered Public Accounting Firm. The firm who has certified certain financial statements appearing or incorporated by reference in the Prospectus is an independent registered public accounting firm within the meaning of the Securities Act and the Securities Act Rules and Regulations. Such accountants have not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

The Company and its subsidiaries each maintains a system of internal accounting and other controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), including, without limitation: (i) policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company or its subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company or its subsidiaries are being made only in accordance with general or specific authorizations of the Company’s management and directors; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s or its subsidiaries’ assets that could have a material adverse effect on the Company’s financial statements; and (ii) policies and procedures that provide reasonable assurances that: (A) transactions are executed only in accordance with general or specific authorizations of the Company’s management or directors; (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for assets: (C) access to assets is permitted only in accordance with general or specific authorization of the Company’s management or directors; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Except as may be described in the Registration Statement, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated), and (2) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(p)	Preparation of the Financial Statements. The financial statements included or incorporated by reference in the Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement or any applicable Prospectus.

(q)	Material Adverse Change. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated therein or contemplated thereby, there has not occurred a Company MAE, whether or not arising in the ordinary course of business.

(r)	Government Permits. The Company and its subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, other than those the failure to possess or own would not have, individually or in the aggregate, a Company MAE. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Company MAE.

2.	Representations and Warranties of the Dealer Manager. The Dealer Manager represents and warrants to the Company as of the date of this Agreement and on each Effective Date that:

(a)	Organization Status. The Dealer Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)	Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Dealer Manager, and assuming due authorization, execution and delivery of this Agreement by the Company, will constitute a valid and legally binding agreement of the Dealer Manager enforceable against the Dealer Manager in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and except that rights to indemnity and contribution hereunder may be limited by applicable law and public policy.

(c)	Absence of Conflict or Default. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under:

(i)	its organizational or charter documents;

(ii)	any indenture, mortgage, deed of trust or lease to which the Dealer Manager is a party or by which it may be bound, or to which any of the property or assets of the Dealer Manager is subject; or

(iii)	any statute, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager or its assets, properties or operations, except in the case of clause (ii) or (iii) for such conflicts or defaults that would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Dealer Manager.

(d)	Broker-Dealer Registration; FINRA Membership. The Dealer Manager is, and during the term of this Agreement will be, duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, a member in good standing of FINRA, and a broker or dealer duly registered as such in those states where the Dealer Manager is required to be registered in order to carry out the Consent Solicitation as contemplated by this Agreement. Moreover, the Dealer Manager’s employees and representatives have all required licenses and registrations to act under this Agreement. There is no provision in the Dealer Manager’s FINRA membership agreement that would restrict the ability of the Dealer Manager to carry out the Consent Solicitation as contemplated by this Agreement.

Information in the Prospectus insofar as it relates to the Dealer Manager, and all other information furnished to the Company by the Dealer Manager in writing specifically for use in the Registration Statement, any preliminary Prospectus or the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading

3.	Consent Solicitation. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby appoints the Dealer Manager as its dealer manager for the purpose of retaining Participating Brokers, as defined below, to solicit votes for the Proposed Amendments. Upon the terms and subject to the conditions set forth in this Agreement, the Dealer Manager hereby accepts such agency and agrees to use its best efforts to retain Participating Brokers to solicit votes for the Proposed Amendments in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement.

The Dealer Manager shall act pursuant to this agreement during the period commencing on the initial Effective Date and ending on the earliest to occur of the following: (1) the abandonment or termination of the Consent Solicitation by the Company, whether or not the Requisite Consents have been received; (2) the Expiration Time.

(a)	Participating Brokers. The solicitation of votes for the Proposed Amendments pursuant to this Agreement shall only be performed by the Dealer Manager and other broker-dealers the Dealer Manager may retain for such purpose (collectively the “Participating Brokers”); provided, however, that:

(i)	the Dealer Manager reasonably believes that all Participating Brokers are registered with the Commission, members of FINRA and are duly licensed or registered by the regulatory authorities in the jurisdictions in which they will solicit votes; and

(ii)	all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Participating Broker Compensation Agreement attached hereto as Exhibit A (the “Participating Broker Compensation Agreement”).

(b)	Consents. Each person submitting votes for the Proposed Amendments through the Dealer Manager, or any other Participating Broker, will be required to complete and execute the Consent or comply with other procedures described in the Prospectus.

(c)	Dealer-Manager Compensation.

(i)	Subject to the special circumstances described in or otherwise provided in the Prospectus or this Section 3(c), the Company agrees to pay Participating Brokers a broker consent fee in the amount of up to 6.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares for which the Consenting Holder of the Consent Fee Qualifying Shares is a current client so long as (i) the dealer manager has an agreement in place with such broker-dealer to permit payment of the Broker Consent Fee, which is inclusive of the suggested commission to the registered representative and a broker dealer reallowance, and (ii) we receive a duly completed and executed Participating Broker Certification from such broker-dealer (the “Broker Consent Fee”). Except as otherwise agreed to by the Company, the Broker Consent Fee shall be paid as follows:

●	3.0% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as a registered representative commission and an additional broker-dealer reallowance of 0.375% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date;

●	an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the first anniversary of the Settlement Date, if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the first anniversary of the Settlement Date;

●	an additional 1.5% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares to Participating Brokers as registered representative commissions promptly after the second anniversary of the Settlement Date if the Consenting Holder continues to hold the Consent Fee Qualifying Shares (or shares issued in exchange for such shares) on the second anniversary of the Settlement Date.

The Dealer Manager will re-allow all the Broker Consent Fees, subject to federal and state securities laws, to the Participating Broker who solicited the votes for the Consent Solicitation as described more fully in the Participating Broker Compensation Agreement.

(ii)	Subject to the special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 3(d), as compensation for acting as the dealer manager, the Company will pay the Dealer Manager a dealer manager fee in the amount of up to and including 0.40625% of the Aggregate Principal Balance of the Consent Fee Qualifying Shares promptly after the Settlement Date(the “Dealer Manager Fee”).

(iii)	All Broker Consent Fees and Dealer Manager fees payable to the Dealer Manager will be paid within the time limits set forth in the Prospectus and this Agreement.

(iv)	In no event shall the total aggregate underwriting compensation payable to the Dealer Manager and any Participating Brokers participating in the Consent Solicitation, including, but not limited to, Broker Consent Fees and the Dealer Manager Fee expenses exceed eight percent (8.0%) of the Consent Fee Qualifying Shares from the Consent Solicitation in the aggregate.

(v)	The Broker Consent Fees are payable regardless of whether there is any subsequent exchange of the Exchangeable Redeemable Preferred Stock for preferred equity securities pursuant to the Amended and Restated Certificate of Incorporation.

(d)	[Reserved.]

(e)	Company Expenses. Subject to the limitations described above, the Company agrees to pay all costs and expenses incident to the Consent Solicitation, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, including expenses, fees and taxes in connection with:

(i)	the registration fee, the preparation and filing of the Registration Statement (including without limitation financial statements, exhibits, schedules and consents), the Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Dealer Manager and to Participating Brokers (including costs of mailing and shipment);

(ii)	the preparation, issuance and delivery of certificates, if any, for the Exchangeable Redeemable Preferred Stock, including any stock or other transfer taxes or duties payable upon the sale of the Exchangeable Redeemable Preferred Stock;

(iii)	all fees and expenses of the Company’s legal counsel, independent public or certified public accountants and other advisors;

(iv)	the determination of the Consent Solicitation’s eligibility or an exemption under state law and the printing and furnishing of copies of blue sky surveys if any;

(v)	the filing fees in connection with filing for review by FINRA, if required, of all necessary documents and information relating to the Consent Solicitation and the Exchangeable Redeemable Preferred Stock;

(vi)	the fees and expenses, if any, of any transfer agent or registrar for the Consent Solicitation and miscellaneous expenses referred to in the Registration Statement;

(vii)	costs and expenses incident to the travel and accommodation of the Dealer Manager representatives acting on behalf of the Company, in making presentations to Participating Brokers and other broker-dealers and financial advisors with respect to the Consent Solicitation, if any; and

(viii)	the performance of the Company’s other obligations hereunder.

4.	Conditions to the Dealer Manager’s Obligations. The Dealer Manager’s obligation to use its best efforts to solicit votes for the Proposed Amendments pursuant to this Agreement shall be subject to the following conditions:

(a)	The representations and warranties on the part of the Company contained in this Agreement hereof shall be true and correct in all material respects and the Company shall have complied with its covenants, agreements and obligations contained in this Agreement in all material respects;

(b)	The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and, to the best knowledge of the Company, no proceedings for that purpose shall have been instituted, threatened or contemplated by the Commission; and any request by the Commission for additional information (to be included in the Registration Statement or Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Dealer Manager; and

(c)	The Registration Statement and the Prospectus, and any amendment or any supplement thereto, shall not contain any untrue statement of material fact, or omit to state a material fact that is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.	Covenants of the Company. The Company covenants and agrees with the Dealer Manager as follows:

(a)	Registration Statement. The Company will use its best efforts to cause the Registration Statement and any subsequent amendments thereto to become effective as promptly as possible and will furnish a copy of any proposed amendment or supplement of the Registration Statement or the Prospectus to the Dealer Manager. The Company will comply in all material respects with all federal and state securities laws, rules and regulations which are required to be complied with in order to permit the continuance of the Consent Solicitation in accordance with the provisions hereof and of the Prospectus.

(b)	Commission Orders. If the Commission shall issue any stop order or any other order preventing or suspending the use of the Prospectus, or shall institute any proceedings for that purpose, then the Company will promptly notify the Dealer Manager and use its best efforts to prevent the issuance of any such order and, if any such order is issued, to use its best efforts to obtain the removal thereof as promptly as possible.

(c)	Blue Sky Qualifications. If required by applicable law or regulation, the Company will use its best efforts to qualify the Exchangeable Redeemable Preferred Stock and Consent Solicitation under the securities or blue sky laws of such jurisdictions as the Dealer Manager and the Company shall mutually agree upon and to make such applications, file such documents and furnish such information as may be reasonably required for that purpose. The Company will, at the Dealer Manager’s request, furnish the Dealer Manager with a copy of such papers filed by the Company in connection with any such qualification. The Company will promptly advise the Dealer Manager of the issuance by such securities administrators of any stop order preventing or suspending the use of the Prospectus or of the institution of any proceedings for that purpose, and will use its best efforts to prevent the issuance of any such order and if any such order is issued, to use its best efforts to obtain the removal thereof as promptly as possible.

(d)	Amendments and Supplements. If, at any time when a Prospectus relating to the Consent Solicitation is required to be delivered under the Securities Act, any event shall have occurred to the knowledge of the Company, or the Company receives notice from the Dealer Manager that it believes such an event has occurred, as a result of which the Prospectus or any Approved Sales Literature as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus relating to the Consent Solicitation to comply with the Securities Act, then the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will prepare and file with the Commission an amendment or supplement which will correct such statement or effect such compliance to the extent required, and shall make available to the Dealer Manager thereof sufficient copies for its own use and/or distribution to the Participating Brokers.

(e)	Requests from Commission. The Company will promptly advise the Dealer Manager of any request made by the Commission or a state securities administrator for amending the Registration Statement, supplementing the Prospectus or for additional information.

(f)	Copies of Registration Statement. Upon request, the Company will furnish the Dealer Manager with one signed copy of the Registration Statement, including its exhibits, and such additional copies of the Registration Statement, without exhibits, and the Prospectus and all amendments and supplements thereto, which are finally approved by the Commission, as the Dealer Manager may reasonably request for sale of the Exchangeable Redeemable Preferred Stock.

(g)	Qualification to Transact Business. The Company will take all steps necessary to ensure that at all times the Company will validly exist as a Delaware corporation and will be qualified to do business in all jurisdictions in which the conduct of its business requires such qualification and where such qualification is required under local law.

(h)	Authority to Perform Agreements. The Company undertakes to obtain all consents, approvals, authorizations or orders of any court or governmental agency or body which are required for the Company’s performance of this Agreement and under the Company’s Certificate of Incorporation, as amended (as the same may be amended, supplemented or otherwise modified from time to time, the “Company’s Charter”), and the Company’s Bylaws, each in the form included as exhibits to the Registration Statement for the consummation of the transactions contemplated hereby and thereby, respectively, or the conducting by the Company of the business described in the Prospectus.

(i)	Sales Literature. The Company will furnish to the Dealer Manager as promptly as shall be practicable upon request any Approved Sales Literature (provided that the use of said material has been first approved for use to the extent required by all appropriate regulatory agencies). Any supplemental sales literature or advertisement, regardless of how labeled or described, used in addition to the Prospectus in connection with the Consent Solicitation which is furnished or approved by the Company (including, without limitation, Approved Sales Literature) shall, to the extent required, be filed with and, to the extent required, approved by the appropriate securities agencies and bodies, provided that the Dealer Manager will make all FINRA filings, to the extent required. The Company will not (and will instruct its affiliates not to): show or give to any investor or prospective investor or reproduce any material or writing that is marked “broker-dealer use only,” institutional, or otherwise bears a legend denoting that it is not to be used in connection with the Consent Solicitation; or show or give to any investor or prospective investor in a particular jurisdiction any material or writing if such material bears a legend denoting that it is not to be used in connection with the Consent Solicitation.

(j)	[Reserved.]

(k)	Customer Information. The Dealer Manager and the Company shall, when applicable:

(i)	abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and applicable regulations promulgated thereunder, (B) the privacy standards and requirements of any other applicable federal or state law, including but not limited to, the Fair Credit Reporting Act (“FCRA”), and (C) its own internal privacy policies and procedures, each as may be amended from time to time;

(ii)	refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law;

(iii)	except as expressly permitted under the FCRA, the Dealer Manager and the Company shall not disclose any information that would be considered a “consumer report” under the FCRA; and

(iv)	determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers from the Participating Brokers (the “List”) to identify customers that have exercised their opt-out rights. If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(l)	Dealer Manager’s Review of Proposed Amendments and Supplements. Prior to amending or supplementing the Registration Statement, or the Prospectus (including any amendment or supplement through incorporation of any report filed under the Exchange Act), the Company shall furnish to the Dealer Manager for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Company shall not file or use any such proposed amendment or supplement without the Dealer Manager’s consent, which consent shall not be unreasonably withheld or delayed.

(m)	Certain Payments. Without the prior consent of the Dealer Manager, none of the Company, the Manager or any of their respective affiliates will make any payment (cash or non-cash) to any associated Person or registered representative of the Dealer Manager.

6.	Covenants of the Dealer Manager. The Dealer Manager covenants and agrees with the Company as follows:

(a)	Compliance with Laws. With respect to the Dealer Manager’s participation and the participation by each Participating Broker in the Consent Solicitation, the Dealer Manager agrees, and each Participating Broker in its Participating Broker Compensation Agreement will agree, to comply in all material respects with all applicable requirements of the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations and all other federal regulations applicable to the Consent Solicitation, and with all applicable state securities or blue sky laws, and the Rules of FINRA applicable to the Consent Solicitation, from time to time in effect, specifically including, but not in any way limited to, FINRA Rules 2040 (Payments to Unregistered Persons), 2111 (Suitability), 2231 (Customer Account Statements), and 5110 (Corporate Financing Rule – Underwriting Terms and Arrangements). The Dealer Manager will not solicit Consents in any jurisdiction unless and until it has been advised that the Exchangeable Redeemable Preferred Stock are either registered in accordance with, or exempt from, the securities and other laws applicable thereto.

In addition, the Dealer Manager shall, in accordance with applicable law or as prescribed by any state securities administrator, provide, or require in the Participating Broker Compensation Agreement that the Participating Broker shall provide, to any prospective investor copies of any prescribed document which is part of the Registration Statement and any supplements thereto during the course of the Consent Solicitation. The Company may provide the Dealer Manager with certain Approved Sales Literature to be used by the Dealer Manager and the Participating Brokers in connection with the solicitation of Consents. The Dealer Manager agrees not to deliver the Approved Sales Literature to any person prior to the initial Effective Date. If the Dealer Manager elects to use such Approved Sales Literature after the initial Effective Date, then the Dealer Manager agrees that such material shall not be used by it in connection with the Consent Solicitation and that it will direct Participating Brokers not to make such use unless accompanied or preceded by the Prospectus, as then currently in effect, and as it may be amended or supplemented in the future.

The Dealer Manager agrees that it will not use any Approved Sales Literature other than those provided to the Dealer Manager by the Company for use in the Consent Solicitation. The use of any other sales material is expressly prohibited.

(b)	No Additional Information. In soliciting Consents, the Dealer Manager shall not, and each Participating Broker shall agree not to, give or provide any information or make any representation other than those contained in the Prospectus or the Approved Sales Literature.

(c)	Solicitation of Consents. The Dealer Manager shall, and each Participating Broker shall agree to, solicit Consents only in the jurisdictions in which the Dealer Manager and such Participating Broker are legally qualified to so act and in which the Dealer Manager and each Participating Broker have been advised by the Company or counsel to the Company that such solicitations can be made.

(d)	Consent Procedures. The Dealer Manager and Participating Brokers will comply in all material respects with the procedures set forth in the Prospectus regarding the submission of consents to the Company.

(e)	Suitability. The Dealer Manager will solicit Consents, and in its agreement with each Participating Broker will require that the Participating Broker soliciting Consents, only to persons that it has reasonable grounds to believe meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and will only make offers to persons in the states in which it is advised in writing by the Company that the Exchangeable Redeemable Preferred Stock are qualified for sale or that such qualification is not required. In soliciting Consents, the Dealer Manager will comply, and in its agreements with the Participating Brokers, the Dealer Manager will require that the Participating Brokers comply, with the provisions of all applicable rules and regulations relating to suitability of investors, including applicable FINRA Rules.

The Dealer Manager agrees that to the extent it recommends the Consent Solicitation to an investor, the Dealer Manager and each person associated with the Dealer Manager that make such recommendation shall have, and each Participating Broker in its Participating Broker Compensation Agreement shall agree with respect to any investors to which it makes a recommendation shall agree that it shall have, reasonable grounds to believe, on the basis of information obtained from the investor concerning the investor’s investment objectives, other investments, financial situation and needs, and any other information known by the Dealer Manager, the person associated with the Dealer Manager or the Participating Broker that:

(i)	the investor is or will be in a financial position appropriate to enable the investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the Company;

(ii)	the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and

(iii)	the Consent Solicitation is otherwise suitable for the investor.

The Dealer Manager agrees as to investors to whom it makes a recommendation, if any, with respect to the solicitation of the Consents in the Consent Solicitation (and each Participating Broker in its Participating Broker Compensation Agreement shall agree, with respect to Investors to whom it makes such recommendations) to maintain in the files of the Dealer Manager (or the Participating Broker, as applicable) documents disclosing the basis upon which the determination of suitability was reached as to each investor including, if required, Regulation Best Interest.

In making the determinations as to financial qualifications and as to suitability, the Dealer Manager and Participating Brokers may rely on (A) representations from investment advisers who are not affiliated with a Participating Broker, and banks acting as trustees or fiduciaries, and (B) information it has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by the Dealer Manager (or Participating Broker, as applicable), after due inquiry. Notwithstanding the foregoing, the Dealer Manager shall not, and each Participating Broker shall agree not to, execute any transaction in the Company in a discretionary account without prior written approval of the transaction by the customer.

(f)	Participating Broker Compensation Agreements. All engagements of the Participating Brokers will be evidenced by a Participating Broker Compensation Agreement.

(g)	Electronic Delivery. If the Dealer Manager uses electronic delivery to distribute the Prospectus to any person, that it will comply with all applicable requirements of the Commission, the Blue Sky laws and/or FINRA and any other laws or regulations related to the electronic delivery of documents.

(h)	AML Compliance. The Dealer Manager represents to the Company that it has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with Section 352 of the USA PATRIOT Act of 2001 (the “PATRIOT Act”) and FINRA Rule 3310, that complies with applicable anti-money laundering laws and regulations, including, but not limited to, the customer identification program requirements of Section 326 of the PATRIOT Act, and the suspicious activity reporting requirements of Section 356 of the PATRIOT Act, and the laws, regulations and Executive Orders administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (collectively, “AML/OFAC Laws”). The Dealer Manager hereby covenants to remain in compliance with the AML/OFAC Laws and shall, upon request by the Company, provide a certification to the Company that, as of the date of such certification, its AML Program is compliant with the AML/OFAC Laws.

(i)	Customer Information. The Dealer Manager will use its best efforts to provide the Company with any and all subscriber information that the Company requests in order for the Company to satisfy its obligations under the AML/OFAC Laws and comply with the requirements under Section 5(k) above.

(j)	Recordkeeping. The Dealer Manager will comply, and will require each Participating Broker to comply, with the record keeping requirements of the Exchange Act, including, but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act, and shall maintain, for at least six years or for a period of time not less than that required in order to comply with all applicable federal, state and other regulatory requirements, whichever is later, such records with respect to each investor who solicits a Consent, information used to determine that the investor meets the suitability standards imposed for the Consent Solicitation, the amount of Exchangeable Redeemable Preferred Stock owned by each investor, and a representation of the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards.

(k)	Suspension or Termination of Consent Solicitation. The Dealer Manager agrees, and will require that each of the Participating Brokers agree, to suspend or terminate the Consent Solicitation upon request of the Company at any time and to resume the o Consent Solicitation upon subsequent request of the Company.

7.	Indemnification.

(a)	Indemnified Parties Defined. For the purposes of this Agreement, an “Indemnified Party” shall mean a person or entity entitled to indemnification under this Section 7, as well as such person’s or entity’s officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such person or entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(b)	Indemnification of the Dealer Manager and Participating Brokers. The Company will indemnify, defend and hold harmless the Dealer Manager and the Participating Brokers, and their respective Indemnified Parties, from and against any losses, claims, expenses (including reasonable legal and other expenses incurred in investigating and defending such claims or liabilities), damages or liabilities, joint or several, to which any such Participating Brokers or the Dealer Manager, or their respective Indemnified Parties, may become subject under the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)	any material inaccuracy in a representation or warranty contained herein by the Company, any material breach of a covenant contained herein by the Company, or any material failure by the Company to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Consent Solicitation;

(ii)	any untrue statement or alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature or (C) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Exchangeable Redeemable Preferred Stock for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”); or

(iii)	the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading, or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Company will reimburse each Participating Broker or the Dealer Manager, and their respective Indemnified Parties, for any reasonable legal or other expenses incurred by such Participating Broker or the Dealer Manager, and their respective Indemnified Parties, in connection with investigating or defending such loss, claim, expense, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, expense, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement or any post-effective amendment thereof or the Prospectus or any such amendment thereof or supplement thereto. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(c)	Dealer Manager Indemnification of the Company and the Manager. The Dealer Manager will indemnify, defend and hold harmless the Company and each of its Indemnified Parties and each person who has signed the Registration Statement, from and against any losses, claims, expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities to which any of the aforesaid parties may become subject under the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations or otherwise, insofar as such losses, claims, expenses, damages (or actions in respect thereof) arise out of or are based upon:

(i)	any material inaccuracy in a representation or warranty contained herein by the Dealer Manager, or any material breach of a covenant contained herein by the Dealer Manager;

(ii)	any untrue statement or any alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature, or (C) any Blue Sky Application; or

(iii)	the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading, or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto;

(iv)	any use of sales literature, including “broker-dealer use only” materials, by the Dealer Manager that is not Approved Sales Literature; or

(v)	any untrue statement made by the Dealer Manager, or omission by the Dealer Manager to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in connection with the Consent Solicitation; provided, however, this clause (v) shall not apply to any statements or omissions made in conformity with the Registration Statement, the Prospectus, any Approved Sales Literature or any other materials or information furnished by or on behalf of the Company.

The Dealer Manager will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, expense, damage, liability or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

(d)	Participating Broker Indemnification of the Company. By virtue of entering into the Participating Broker Compensation Agreement, each Participating Broker severally will agree to indemnify, defend and hold harmless the Company, the Dealer Manager, each of their respective Indemnified Parties, and each person who signs the Registration Statement, from and against any losses, claims, expenses, damages or liabilities to which the Company, the Dealer Manager, or any of their respective Indemnified Parties, or any person who signed the Registration Statement, may become subject, under the Securities Act or otherwise, as more fully described in the Participating Broker Compensation Agreement.

(e)	Action Against Parties; Notification. Promptly after receipt by any Indemnified Party under this Section 7 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, promptly notify the indemnifying party of the commencement thereof; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been actually prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.

Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected by the Indemnified Party without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(f)	Reimbursement of Fees and Expenses. An indemnifying party under this Section 7 of this Agreement shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows

(i)	In the case of the Company indemnifying the Dealer Manager, the advancement of funds to the Dealer Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied: (A) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (B) the legal action is initiated by a third party who is not a stockholder of the Company or the legal action is initiated by a stockholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (C) the Dealer Manager undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Dealer Manager is found not to be entitled to indemnification.

(ii)	In any case of indemnification other than that described in Section 7(f)(i) above, the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and if a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

8.	Contribution.

(a)	If Indemnification is Unavailable. If the indemnification provided for in Section 7 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred:

(i)	in such proportion as is appropriate to reflect the relative benefits received by the Company, the Dealer Manager and the Participating Broker, respectively, from the relative benefit received in the Consent Solicitation pursuant to this Agreement and the relevant Participating Broker Compensation Agreement; or

(ii)	if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Dealer Manager and the Participating Broker, respectively, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(b)	Relative Benefits. The relative benefits received by the Company, the Dealer Manager and the Participating Broker, respectively, in connection with the Consent Solicitation pursuant to this Agreement and the relevant Participating Broker Compensation Agreement shall be deemed to be in the same respective proportion as the total amount of Consent Fee Qualifying Shares held by the respective investor, and the Broker Consent Fees and dealer manager fees received by the Dealer Manager and the Participating Broker, respectively.

(c)	Relative Fault. The relative fault of the Company, the Dealer Manager and the Participating Broker, respectively, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Company, by the Dealer Manager or by the Participating Broker, respectively, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(d)	Pro Rata is Unreasonable. The Company, the Dealer Manager and the Participating Broker (by virtue of entering into the Participating Broker Compensation Agreement) agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable contributions referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnified Party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission or alleged omission.

(e)	Limits. Notwithstanding the provisions of this Section 8, the Dealer Manager and the Participating Broker shall not be required to contribute any amount by which the amount of the Consent Fee Qualifying Shares exceeds the amount of any damages which the Dealer Manager and the Participating Broker have otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.

(f)	Fraudulent Misrepresentation. No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

(g)	Benefits of Contribution. For the purposes of this Section 8, the Dealer Manager’s officers, directors, employees, members, partners, agents and representatives, and each person, if any, who controls the Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Dealer Manager, and each officers, directors, employees, members, partners, agents and representatives of the Company, each officer of the Company who signed the Registration Statement and each person, if any, who controls the Company, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Company. The Participating Broker’s respective obligations to contribute pursuant to this Section 8 are several in proportion to the number of Consents solicited by each Participating Broker in the Consent Solicitation and not joint.

9.	Termination of this Agreement.

(a)	Term; Expiration. This Agreement shall become effective on the initial Effective Date and the obligations of the parties hereunder shall not commence until the initial Effective Date. This Agreement may be terminated by either party upon 30 calendar days’ written notice to the other party. This Agreement shall automatically expire on the Expiration Time.

(b)	Delivery of Records Upon Expiration or Early Termination. Upon the expiration or early termination of this Agreement for any reason, the Dealer Manager shall:

(i)	to the extent not previously provided to the Company a list of all investors who have submitted Consents and all broker-dealers with whom the Dealer Manager has entered into a Participating Broker Compensation Agreement;

(ii)	notify Participating Brokers of such termination; and

(iii)	promptly deliver to the Company copies of any sales literature designed for use specifically for the Consent Solicitation that it is then in the process of preparing. Upon expiration or earlier termination of this Agreement, the Company shall pay to the Dealer Manager all compensation to which the Dealer Manager is or becomes entitled under Section 3(d) at such time as such compensation becomes payable.

10.	Miscellaneous

(a)	Survival. The following provisions of the Agreement shall survive the expiration or earlier termination of this Agreement: Section 3(d) (Dealer-Manager Compensation); Section 3(e) (Reasonable Bona Fide Due Diligence Expenses); Section 6(h) (AML Compliance); Section 7 (Indemnification); Section 8 (Contribution); Section 9 (Termination of This Agreement) and this Section 10 (Miscellaneous). Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination. In no event shall the Dealer Manager be entitled to payment of any compensation in connection with the Consent Solicitation that is not completed according to this Agreement; provided, however, that the reimbursement of out-of-pocket accountable expenses actually incurred by the Dealer Manager or person associated with the Dealer Manager shall not be presumed to be unfair or unreasonable and shall be payable under normal circumstances.

(b)	Notices. All notices or other communications required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder; in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Company:

GWG Holdings, Inc.325 N. Saint Paul St., Suite 3000
Dallas, Texas 75201
Attention: Lennie Nicholson, General Counsel

with a copy to:

Mayer Brown LLP
71 S. Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best, Bruce F. Perce

If to the Dealer Manager:

Emerson Equity, LLC
1431 Greenway Drive, Suite 710
Irving, Texas 75038
Attention: Mr. Peter Moore

with a copy to:

Kunzman & Bollinger, Inc.
5100 N. Brookline Avenue, Suite 600
Oklahoma City, Oklahoma 73112
Attention: Wallace W. Kunzman, Jr.

Any party may change its address specified above by giving each party notice of such change in accordance with this Section 10(b).

(c)	Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(d)	Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(e)	Applicable Law. This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts-of-laws provisions, of the State of New York.

(f)	Waiver. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. The parties hereto each hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas and the Federal courts of the United States of America located in the Northern District of Texas, in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a Texas State or Federal court.

(g)	Attorneys’ Fees. If a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, then the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing also shall be entitled to recover its attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any judgment.

(h)	No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager or the Participating Broker as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Dealer Manager as a broker authorized by the Company to manage the solicitation of Consents by others according to the terms set forth in the Registration Statement, the Prospectus or this Agreement. Nothing herein contained shall render the Dealer Manager or the Company liable for the obligations of any of the Participating Brokers or one another.

(i)	Third Party Beneficiaries. Except for the persons and entities referred to in Section 7 (Indemnification) and Section 8 (Contribution), there shall be no third party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Except for the persons and entities referred to in Section 7 and Section 8, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any party to this Agreement. Each of the persons and entities referred to in Section 7 and Section 8 shall be a third party beneficiary of this Agreement.

(j)	Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(k)	Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(l)	Access to Information. The Company may authorize the Company’s transfer agent to provide information to the Dealer Manager and each Participating Broker regarding recordholder information about the clients of such Participating Broker who have invested with the Company on an on-going basis for so long as such Participating Broker has a relationship with such clients. The Dealer Manager shall require in the Participating Broker Compensation Agreement that Participating Brokers not disclose any password for a restricted website or portion of website provided to such Participating Broker in connection with the Consent Solicitation and not disclose to any person, other than an officer, director, employee or agent of such Participating Brokers, any material downloaded from such a restricted website or portion of a restricted website.

(m)	Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(n)	Absence of Fiduciary Relationships. The parties acknowledge and agree that:

(i)	the Dealer Manager’s responsibility to the Company is solely contractual in nature; and

(ii)	the Dealer Manager does not owe the Company, any of its affiliates or any other person or entity any fiduciary (or other similar) duty as a result of this Agreement or any of the transactions contemplated hereby.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return it to us, whereupon this instrument will become a binding agreement between you and the Company in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have each duly executed this Dealer Manager Agreement as of the day and year set forth above.

THE COMPANY:

GWG Holdings, Inc.

By:
Name:
Title:

Accepted as of the date first above written:

THE DEALER MANAGER:

EMERSON EQUITY, LLC

By:
Name:
Title: